Capital City Bank Group, Inc. Announces Alliance with Elavon for its Merchant Services Business

TALLAHASSEE, Fla. – July 31, 2008 - Capital City Bank Group, Inc. (NASDAQ:CCBG) and its subsidiary, Capital City Bank, have entered into a marketing alliance with Elavon, Inc., formerly NOVA Information Systems, a wholly owned subsidiary of U.S. Bancorp (NYSE: USB).  Under this alliance, Elavon will purchase substantially all of Capital City Bank’s merchant services business, and Elavon will provide merchant bankcard processing to Capital City clients going forward.

"I look forward to this new alliance with Elavon," said Ed Canup, Senior Vice President of Commercial Banking.  "It allows us to offer improved merchant bankcard processing products that meet the needs of our commercial and small business clients while maintaining the excellent client service they have come to expect from Capital City Bank.  The transition of merchant services to Elavon will not affect our clients' banking relationship."

Elavon paid to Capital City Bank $6.25 million for the purchase of the merchant services business assets.  Capital City expects to record a one-time gain of $6.25 million in the third quarter.

The sale of the merchant services business was intended to offer Capital City clients a more robust merchant bankcard processing program while allowing Capital City to share in the revenue from these products.  As a result of this alliance, Capital City clients will be able to take advantage of improved e-commerce products, plus enhanced gift card solutions and electronic check services.

About Capital City Bank Group, Inc.
Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.7 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services.  The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 69 banking offices, one mortgage lending office, and 82 ATMs in Florida, Georgia and Alabama.  Since 2005, the Company has been named annually as a dividend Achiever by Mergent, Inc., a leading provider of information on publicly traded companies.  To be named a Dividend Achiever, a public company must have increased its regular cash dividends for at least 10 consecutive years.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

About Elavon's Global Acquiring Solutions
Elavon's Global Acquiring Solutions organization is a part of U.S. Bancorp (NYSE: USB). Elavon provides end-to-end payment processing services to more than one million merchants in the United States, Europe, Canada and Puerto Rico. Solutions include credit and debit card processing, electronic check services, gift cards, dynamic currency conversion, multi-currency support, and cross-border acquiring. Elavon's services are marketed through multiple alliance partner channels including financial institutions, trade associations and ISOs. Elavon has solutions to meet the needs of merchants in specialized markets including small business, retail, hospitality/T&E, health care, education and the public sector. Elavon represents the former brands of NOVA Information Systems and its affiliates FHMS and euroConex. For more information visit www.elavon.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially.  The following factors, among others, could cause the Company’s actual results to differ: the frequency and magnitude of foreclosure of the Company’s loans; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision; the Company’s ability to integrate acquisitions; the strength of the U.S. economy and the local economies where the Company conducts operations; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

Contact:
J. Kimbrough Davis
Executive Vice President and Chief Financial Officer
Office:  (850) 402-7820